Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Streamlines Business and Expects to Reduce

Annualized Operating Expenses by $45 Million

NEW YORK, NY (December 11, 2012) — WebMD Health Corp. (NASDAQ:WBMD), the leading source of health information, announced today a comprehensive program to streamline its operations, reduce costs and better focus its resources on increasing user engagement, improving customer satisfaction and driving innovation. WebMD expects these actions to result in a reduction in annualized operating expenditures of approximately $45 million, including the impact of a workforce reduction of approximately 250 positions, or roughly 14% of the Company’s employees. While most of the workforce reductions will be effective at the end of this year, other cost savings actions will be implemented over the course of the first quarter of 2013. WebMD will continue to provide patients, consumers and physicians with an unmatched breadth of trusted content and valuable tools across its market leading multi-screen platform.

Cavan Redmond, Chief Executive Officer of WebMD, said, “WebMD’s value proposition for users continues to be very strong. Becoming leaner and more nimble will enable the Company to extend our leadership in this highly dynamic and increasingly demanding marketplace. In addition, anticipated changes in U.S. healthcare will provide meaningful new opportunities to link the needs of patients, consumers and healthcare professionals to enable them to navigate their care. We are moving swiftly to implement these operational changes and new market initiatives.”

As part of this program, WebMD is streamlining its sales and delivery processes to enable better collaboration with our sponsor and agency clients. Across the entire company, there will be a sharper focus on prioritizing resources and investment to key areas of future growth.

The Company anticipates it will record a pre-tax restructuring charge of approximately $6 million to $8 million in the fourth quarter of 2012 primarily for severance and other costs related to this cost reduction initiative. This charge was not contemplated in the Company’s previously issued 2012 financial guidance.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the expected effects of the planned streamlining of our operations, including the amounts and timing of expected reductions in expenditures and the expected benefits to our operating efficiency; and market opportunities and our ability to capitalize on them. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to successfully implement, in the anticipated timeframes, the planned streamlining of our operations and related expense reductions; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.